Exhibit 99.1

FOR IMMEDIATE RELEASE	November 1, 2005

Gregg Appliances, Inc. Announces Extended Service Agreement

INDIANAPOLIS, INDIANA – November 1, 2005 – Gregg Appliances, Inc. (hhgregg or the Company) announces that on October 27, 2005, hhgregg assigned all product service obligations under its extended service plans (ESPs) to General Electric Company (GE). Under the terms of the agreement between the Company and GE, GE will assume all obligations for the Company’s ESPs as of September 15, 2005. The Company will pay GE approximately $21.5 million for GE’s assumption of these obligations by November 15, 2005. Going forward, GE will be the obligor on all ESPs sold by hhgregg.

This arrangement with GE is part of an on-going process at the Company to transition all product and repair services to an outsourced business model, utilizing regional and national product service providers.

“Reviewing the state of the service business, we decided it was necessary to focus on our core retail business,” said Dennis May, President and Chief Operating Officer. “Now is the time for us to either make a significant investment in new service technologies or outsource that business to people who do it best. In the end, we’re retailers not servicers, which helped us make this difficult decision.”

“We have put very strict programs in place to ensure that our customers receive the same quality service and repair as they always have with hhgregg’s service division,” said May. “Just as importantly, there will be no change in the status of any customer’s existing warranty.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These statements include descriptions of our goals, plans, strategies and targets, as well as of the anticipated service level of third party service providers. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those described in the forward-looking statements. These risks and uncertainties include anticipated cost savings from an outsourced business model, the quality of the services provided by third parties, other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

Additional Information

All questions and inquiries for further information should be directed to Mike Stout, Chief Administrative Officer of Gregg Appliances, Inc. He can be reached via telephone at (317) 848-8710.

About hhgregg

hhgregg is a leading specialty retailer of premium video products, including digital televisions and home theatre systems, brand name appliances, audio products and accessories. hhgregg currently operates 65 retail stores in Ohio, Indiana, Georgia, Tennessee, Kentucky, North Carolina, South Carolina and Alabama.

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